Exhibit A

AGREEMENT FOR

JOINT FILING OF SCHEDULE 13G

Thomas A. Satterfield, Jr. and A.G. Family L.P. hereby agree to file jointly the statement on Schedule 13G to which this Agreement for Joint Filing of Schedule 13G (this “Agreement”) is attached, as well as any amendments thereto which may be deemed necessary, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934.

Each of the parties hereto represents that such party is individually eligible to use Schedule 13G to satisfy such party’s reporting obligations.

It is understood that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of the information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments hereto, filed on behalf of each of the parties hereto.

January 23, 2017
Date

/s/ Thomas A. Satterfield, Jr.
Thomas A. Satterfield, Jr.

A.G. Family L.P., a Texas limited partnership

By: GLMS, LLC, its General Partner

By:	/s/ Thomas A. Satterfield, Jr.
Thomas A. Satterfield, Jr., its Authorized Person